Exhibit 10.12

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of August 14, 2013 (the “Effective Date”) by and between RMG Networks Holding Corporation, a Delaware corporation (the “Company”), and 2012 DOOH Investments, LLC, an Illinois limited liability company (“Manager”). The Company and the Manager are referred to herein as the “Parties” and each, individually, as a “Party.”

The Parties agree as follows:

1.     Professional Services. Commencing on the Effective Date and thereafter throughout the term of this Agreement, Manager shall provide management consulting services to the Company and its subsidiaries with respect to financing, acquisitions, sourcing, diligence and strategic planning, in each case as requested by the Executive Chairman of the Company. In rendering these services, Manager may do, or cause others to do, all things that in the good faith judgment of Manager are necessary, proper or desirable to provide such services, including, without limitation, employing the services of any other person or persons (including administrative and support services personnel of other entities associated with Manager) and paying to any such other person or persons such amounts as Manager may deem reasonable and appropriate in the circumstances.

2.      Management Fees and Expenses.

(a)     In consideration for its services, and subject to the terms of this Section 2, Manager shall be entitled to receive (i) a one-time payment of one hundred twenty thousand (120,000) shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) to be issued under the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan and (ii) an annual management fee (the “Management Fee”) for each year during the term of this Agreement beginning on the Effective Date and ending upon the termination of this Agreement (as provided in Section 8 hereof). The Management Fee shall be equal to $50,000 per each one (1) year period following the Effective Date.

(b)     The Management Fee shall be payable in four equal installments per year. All installments, with the exception of the last installment, shall be payable quarterly in advance on each January 1, April 1, July 1 and November 1 (or the next succeeding business day, if such day is not a business day) beginning July 1, 2013. All Management Fees shall be fully earned for each contract year on the anniversary of the Effective Date occurring at the beginning of such year.

(c)     Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Management Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company’s or any of its subsidiary’s financing agreements (a “Default”); provided, that the Company shall be obligated to pay any accrued Management Fees deferred under this Section 2(c)(i) to the extent that such payment would not constitute a Default or (ii) the Company’s board of directors, or equivalent, determines in good faith that it is in the Company’s best interest to withhold payment of the Management Fee in order to use available cash for other exigent corporate needs during any fiscal year. Interest will accrue on all due and unpaid Management Fees not paid at 5% per annum, compounded annually (each 12-months following the due date) each year, until such Management Fees are paid. Manager shall have the right (in its discretion) to payment of any portion of the Management Fee that is deferred in accordance with this Section (c), including interest thereon, through the issuance of Common Stock.

3.     Independent Contractor; No Joint Venture. The Parties acknowledge that it is not their intention to create between themselves a partnership, joint venture, fiduciary or employment or agency relationship for purposes of this Agreement or for any other purpose whatsoever. Accordingly, notwithstanding any expressions or provisions contained herein, nothing herein shall be construed or deemed to create, or to express an intent to create a partnership, joint venture, fiduciary or employment or agency relationship of any kind or nature whatsoever between the Parties. Manager and its personnel shall render and perform services hereunder as an independent contractor in accordance with its own standards, subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations. Further, nothing contained in this Agreement shall authorize, empower or constitute any Party as an agent of any other Party in any manner; authorize or empower a Party to assume or create an obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the other Party; or authorize or empower a Party to bind any other party in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of the other Party.

4.     Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the Parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

5.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such term, provision, covenant or restriction which may be hereafter declared invalid, illegal, void or unenforceable.

6.     No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other parties hereto; provided that Manager may assign all of its rights and obligations hereunder to any of its affiliates.

7.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.     Term. Except as provided for herein, this Agreement shall commence on the date hereof and shall terminate on the first to occur of (a) the second (2nd) anniversary of the date hereof, (b) a Company Sale (as defined below), (c) such other date as to which Manager and the Company agree and (d) the termination of this Agreement by the Company at any time and for any reason upon sixty (60) days’ written notice to Manager. The provisions of Section 2 (with respect to any amounts owed but not paid as of termination), and of Sections 3 through and including 13 shall survive the termination of this Agreement. For the purposes of this Agreement, “Company Sale” means the sale of the Company, including in one transaction or a series of related transactions, to a third party that is not an affiliate of either of the parties hereto or group of such third parties acting in concert, pursuant to which such party or parties acquire (a) all or substantially all of the equity securities of the Company or (b) all or substantially all of the Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities, or by sale, exchange or transfer of the Company’s consolidated assets, or otherwise).

9.     Corporate Opportunities; Permissible Activities. Neither Manager nor any stockholder, member, manager, partner or affiliate of Manager or their respective officers, directors, employees or agents (any of the foregoing, an “DOOH Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its subsidiaries in which the Company or one of its subsidiaries may have an interest or expectancy (“Corporate Opportunity”), and in the event that any DOOH Group Member acquires knowledge of a Corporate Opportunity, no DOOH Group Member (even if also an officer or director of the Company) will be deemed to have breached any fiduciary or other duty or obligation (contractual or otherwise) to the Company or any of its affiliates (and will not be liable to the Company or any of its affiliates) by reason of the fact that any such DOOH Group Member directly or indirectly pursues or acquires a Corporate Opportunity for itself or its affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company by a DOOH Group Member. Nothing herein shall in any way preclude any DOOH Group Member from engaging in any business activities or from performing services for its or their own account or for the account of others. Each DOOH Group Member shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (a) engage in the same or similar business activities or lines of business as the Company or its affiliates and (b) do business with any competitor, client, or customer of the Company or its affiliates, and no DOOH Group Member shall be liable to the Company or its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such DOOH Group Member’s participation therein.

10.     Governing Law; Jurisdiction. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware. Each of the Parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Delaware. Each of the Parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. The provisions of this Section 10 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

11.     Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees, as well as costs and disbursements, in addition to any other relief to which such party is entitled.

12.     No Right of Set-off. Any payments paid by the Company under this Agreement shall not be subject to set-off.

13.    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this writing to be executed as of the date first above written.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Garry K. McGuire, Jr.
Name: Garry McGuire
Title: CEO

2012 DOOH INVESTMENTS, LLC

By:	/s/ Donald R. Wilson Jr.
Name: Donald R. Wilson Jr.
Title: Manager

Signature Page to Management Services Agreement